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                                                                     EXHIBIT 2.2

                                    FORM OF
                             SUBSCRIPTION AGREEMENT

          This Subscription Agreement (the "Agreement"), dated as of _______ __, 1997, is entered into by and between WHG Resorts & Casinos Inc., a Delaware corporation ("WHG"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot") and Patriot American Hospitality Operating Company, a Delaware corporation ("PAHOC").


                                    RECITALS
                                    --------

          WHEREAS, the shares of common stock, par value $.01 per share, of Patriot (the "Patriot Stock") and the shares of common stock, par value $.01 per share (the "PAHOC Stock"), of PAHOC, are paired and trade as a single unit on the New York Stock Exchange;

          WHEREAS, WHG, Patriot, PAHOC and Patriot American Hospitality Operating Company Acquisition Subsidiary ("PAHOC Sub") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 30, 1997 and WHG's stockholders will be entitled to receive shares of PAHOC Stock pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Merger Agreement;

          WHEREAS, to maintain the paired share structure of PAHOC and Patriot, WHG wishes to contract for the issuance to its stockholders as Merger Consideration of, and Patriot wishes to issue, an aggregate number of whole shares of Patriot Stock (each an "Issuable Share" and collectively the "Issuable Shares") that will be equal to, and paired with, the number of whole shares of PAHOC Stock to be issued to the WHG stockholders pursuant to the Merger upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, to effect a distribution to the stockholders of WHG, WHG, PAHOC, and PAHOC Sub desire to have Patriot issue the Subscribed Shares directly to the stockholders of WHG.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:


          1.   Issuance of Shares.
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               (a)  Subject to the satisfaction or waiver of the conditions set forth in Article 10 of the Merger Agreement, WHG (or at PAHOC's option, PAHOC) hereby agrees to pay to Patriot, immediately prior to the consummation of the Merger, the Aggregate Purchase Price (as defined below) for the Issuable Shares. Subject to the satisfaction or waiver of the conditions set forth in Article 10 of the Merger Agreement, Patriot hereby agrees to issue the
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Issuable Shares directly to the stockholders of WHG (the "Designees") in accordance with Sections 1(b) and 2 below. The purchase price per Issuable Share (the "Purchase Price") shall be equal to the product of (x) the Fair Market Value of a Paired Share, multiplied by (y) the relative value of a share of Patriot Stock as compared to a share of PAHOC Stock, determined by agreement of the parties to this Agreement.

          (b) The parties hereto acknowledge and agree that the Issuable Shares will be issued directly to the stockholders of WHG in connection with the Merger and will be paired with the PAHOC Stock issued in the Merger and neither WHG nor PAHOC will at any time become a stockholder of Patriot or have any right to receive Patriot Stock.

      2.  Payment and Issuance of Issuable Shares.
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          (a)  Subject to the terms and conditions of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 10 of the Merger Agreement, WHG (or at PAHOC's option, PAHOC) shall, immediately prior to the consummation of the Merger, cause to be paid to Patriot the Aggregate Purchase Price for the Issuable Shares by check or wire transfer in immediately available funds. Simultaneously with the payment of the Aggregate Purchase Price, the Designees shall be identified as the recipients of the Issuable Shares. The Aggregate Purchase Price shall equal the product of (i) the Purchase Price multiplied by (ii) the number of Issuable Shares. Patriot will, if requested by WHG (or PAHOC, as the case may be), immediately prior to the consummation of the Merger lend an amount equal to the Aggregate Purchase Price, less the aggregate par value of the Issuable Shares, on terms mutually agreeable to Patriot and WHG (or PAHOC, as the case may be) to WHG (or PAHOC, as the case may be).

          (b) Immediately following payment of the Aggregate Purchase Price and the identification of the Designees pursuant to clause (a) above, Patriot shall cause the Issuable Shares to be deposited with the Exchange Agent pursuant to and in accordance with Section 5.3(a) of the Merger Agreement for issuance in accordance with Article 5 of the Merger Agreement.

          (c) No fractional Issuable Shares will be issued to any Designee hereunder. In lieu thereof, payment, if any, will be made pursuant to, and in accordance with, Section 5.3(e) of the Merger Agreement.

      3.  Authorization and Reservation.  Patriot shall take all actions
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necessary to authorize and reserve for issuance the Issuable Shares pursuant to this Agreement.

      4.  Representations and Warranties of Patriot.  Patriot hereby
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represents and warrants to WHG and PAHOC as follows:

          (a) Patriot has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Patriot has been duly and validly authorized by all necessary corporate
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action, and no other corporate proceedings on the part of Patriot is necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by Patriot and, assuming the due authorization, execution and delivery hereof by WHG, constitutes the legal, valid and binding obligation of Patriot, enforceable against it in accordance with its terms.

          (b) The Issuable Shares, when issued, sold and delivered in accordance with this Agreement, will be validly issued, outstanding, fully paid and nonassessable, and free and clear of any and all liens, pledges, encumbrances, charges or claims created by Patriot, and not subject to preemptive or any other similar rights.

          (c) The execution and delivery of this Agreement by Patriot does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, (A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Patriot or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified herein or in the Merger Agreement, conflict with or violate any Laws applicable to Patriot or any of its subsidiaries or by which any property or asset of Patriot or any of its subsidiaries is bound or affected, or
(C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to Patriot or its subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Patriot or any of its subsidiaries pursuant to, any contract to which Patriot or any of its subsidiaries is a party or by which Patriot or any of its subsidiaries or any property or asset of Patriot or any subsidiary is bound or affected, except, in the case of clauses
(B) and (C) for any such conflicts or violations which would not prevent or delay in any material respect consummation of the Merger, or otherwise, individually or in the aggregate, prevent Patriot from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a PAHOC/Patriot Material Adverse Effect.

          (d) The execution and delivery of this Agreement by Patriot does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a PAHOC/Patriot Material Adverse Effect.

      5.  Representations and Warranties of WHG.  WHG hereby represents and
          -------------------------------------
warrants to Patriot as follows:

          (a) WHG has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this
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Agreement by WHG and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action and no other proceedings on the part of WHG are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by WHG and, assuming the due authorization, execution and delivery hereof by Patriot, constitutes the legal, valid and binding obligation of WHG, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          (b) The execution and delivery of this Agreement by WHG does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a WHG Material Adverse Effect.

      6.  Termination.  This Agreement shall terminate effective upon
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termination of the Merger Agreement pursuant to Section 11.1 thereof.

      7.  Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of Delaware.

      8.  Assignment; Binding Effect; Benefit.  This Agreement shall be
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binding upon, and inure to the benefit of, the parties hereto and their respective successors. This Agreement may not be assigned by either party without prior written consent of the other party.

      9.  Severability.  Any term or provision of this Agreement which is
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invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      10. Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.


      IN WITNESS WHEREOF the parties hereto have executed this Subscription Agreement as of the date first set forth above.
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                         PATRIOT AMERICAN HOSPITALITY
                          OPERATING COMPANY


                         By:
                             ---------------------------
                         Name:
                         Title:


                         PATRIOT AMERICAN HOSPITALITY
                          OPERATING COMPANY
                          ACQUISITION SUBSIDIARY


                         By:
                             ---------------------------
                         Name:
                         Title:


                         PATRIOT AMERICAN HOSPITALITY, INC.


                         By:
                             ---------------------------
                         Name:
                         Title:


                         WHG RESORTS & CASINOS INC.


                         By:
                             ---------------------------
                         Name:
                         Title: